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                                                                   EXHIBIT 11.01

                             OCULAR SCIENCES, INC.

                STATEMENT REGARDING COMPUTATION OF PRO FORMA AND
                  SUPPLEMENTARY PRO FORMA NET INCOME PER SHARE

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
                                                                   DECEMBER 31,       JUNE 30,
                                                                       1996             1997
                                                                   ------------     ------------
Net income.......................................................  $ 10,176,000     $  6,760,000
                                                                   ------------     ------------

Weighted average shares outstanding..............................    16,445,404       16,527,547
Weighted average shares of stock options using estimated initial
  public offering price under the treasury stock method..........     2,766,127        2,736,239
Weighted average shares issuable upon conversion of the Series A
  Preferred Stock................................................       236,336          236,336
Additional weighted average shares of stock options using
  estimated initial public offering price under the treasury stock method issued one year prior to initial filing of the
  registration statement.........................................        79,119            8,529
                                                                    -----------      -----------
Pro Forma Weighted Average Number of Common and Common Equivalent
  Shares Outstanding.............................................    19,526,985       19,553,651
                                                                    -----------      -----------
Pro Forma Net Income Per Share...................................  $       0.52     $       0.35
                                                                    ===========      ===========

Net Income.......................................................  $ 10,176,000     $  6,760,000
Elimination of interest expense on retirement of $14,487,000
  Comerica Bank Debt and $2,895,000 Long Term Subordinated Note
  following initial public offering..............................  $  2,741,000     $    865,000
                                                                    -----------      -----------
Supplemental Net Income..........................................  $ 12,917,000     $  7,625,000
                                                                    -----------      -----------
Pro Forma Weighted Average Number of Common and Common Equivalent
  Shares Outstanding, from above.................................    19,526,985       19,553,651
Additional number of shares to be issued to retire the above indebtedness using the deemed initial public offering
  share price....................................................     1,603,267        1,537,504
                                                                    -----------      -----------
Supplementary Pro Forma Weighted Average Number of Common
  Equivalent Share Outstanding...................................    21,130,252       21,091,155
                                                                    -----------      -----------
Supplementary Pro Forma Net Income Per Share.....................  $       0.61     $       0.36
                                                                    ===========      ===========
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